Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated April 15, 2021, with respect to the financial statements of Lincoln Benefit Life Company included in Registration Statement on Form S-1 and the related Statement of Additional Information accompanying the Prospectus.
/s/ Ernst & Young LLP

Chicago, Illinois
April 16, 2021